Exhibit 99.1

Acushnet Holdings Corp. Announces Retirement of Wally Uihlein, President and CEO, effective as of January 1, 2018

David Maher appointed President and CEO

FAIRHAVEN, MA — September 25, 2017 - Acushnet Holdings Corp. (NYSE:  GOLF) (“Acushnet”) announced today that Wally Uihlein, President and Chief Executive Officer, has notified the Acushnet Board of Directors of his plan to retire, effective January 1, 2018.  Uihlein started with Acushnet in 1976 and has been the senior golf executive since 1995.  Uihlein will remain on the Acushnet Board of Directors and also become Advisor to the Chairman.

Acushnet also announced that its Board of Directors has appointed David Maher, Acushnet’s current Chief Operating Officer, to succeed Mr. Uihlein as President and CEO, effective upon Mr. Uihlein’s retirement.  Mr. Maher, age 49, joined the Company in 1991 and was appointed Chief Operating Officer in June 2016.  Prior to that, Mr. Maher was Senior Vice President, Titleist Worldwide Sales and Global Operations from February 2016 to June 2016 and Vice President, Titleist U.S. Sales from 2001 to January 2016.

Commenting on the announcement, Acushnet Chairman Gene Yoon said “We thank Wally Uihlein for his forty plus years with Acushnet and the terrific leadership he has provided during this time.  I am very happy that Wally will remain on the Board and also serve as Advisor to the Chairman.  Acushnet will continue to benefit from his extensive knowledge and experience in areas such as strategic planning, acquisitions, player promotion and golf equipment regulatory matters.”

Yoon continued “I also want to congratulate David Maher on his promotion to President and CEO.  During his twenty six years with the Company, David has demonstrated both the leadership and strategy skills that will ensure that Acushnet will continue to be one of the leading companies in the worldwide golf industry.”

About Acushnet Holdings Corp.

We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence.  Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry.  Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932.  Today, we are the steward of two of the most revered brands in golf — Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands.  Additional information can be found at www.acushnetholdingscorp.com.

Media Contact:

Joe_Gomes@AcushnetGolf.com

Eric_Soderstrom@AcushnetGolf.com

Investor Contact:

Tony_Takazawa@AcushnetGolf.com